Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on this 29th day of January, 2010, to be effective on the 29th day of January, 2010 (the “Effective Date”), by and between PPD Therapeutics, Inc., a Delaware corporation (the “Company”), with its principal place of business in North Carolina and currently with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: President, and Marshall Woodworth (“Employee”), an individual whose mailing address for notice purposes is 503 Middenhall Way, Cary, North Carolina 27513.

RECITALS

A. Before Employee and the Company entered into this Agreement, Pharmaceutical Product Development, Inc. (“PPDI”) announced its plan to spin off its compound partnering business into a separate, publicly-traded entity (the “Spin-Off”).

B. The Company is a wholly-owned subsidiary of PPDI and was formed for the purpose of owning and operating PPDI’s compound partnering business prior to and after the Spin-Off.

C. PPDI and the Company currently anticipate that the Spin-Off will be accomplished through a pro rata dividend of all of the common stock of the Company to the shareholders of PPDI and will be completed by mid-2010.

D. The Company desires to employ Employee and Employee desires to be employed by the Company, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment of Employee. On the Effective Date, the Company agrees to employ Employee and Employee accepts such employment pursuant and subject to the terms and conditions of this Agreement.

1.2. Duties and Powers. During the Employment Period (as defined herein), Employee shall serve as Vice President-Finance of the Company and Company’s principal financial officer for purposes of Securities and Exchange Commission reporting and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its affiliates as are customarily performed by the head financial officer of a publicly-traded company and as the Board of Directors of the

Company (the “Board”) and the President of the Company shall from time to time reasonably direct. Employee shall devote Employee’s full business time and attention exclusively to the Business of the Company and shall use best efforts to faithfully carry out Employee’s duties and responsibilities hereunder. Employee shall comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter implemented by the Company from time to time, including those policies contained in the Company’s employee manual or handbook which sets forth policies and procedures generally for employees of the Company and its current or future subsidiaries (the “Handbook”) to the extent not inconsistent with this Agreement.

ARTICLE 2

TERM OF EMPLOYMENT

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin the Effective Date and end on the first anniversary thereof (“Initial Employment Period”). After the Initial Employment Period, this Agreement shall automatically renew for successive one-year periods, unless either the Company or Employee provides written notice to the other at least ninety (90) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article 4 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary. During the Employment Period, the Company will pay Employee an annual base salary at a rate of $220,000 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees. The Base Salary of Employee may be subject to periodic review and adjustment by the Company during the Employment Period. If the Employment Period is terminated pursuant to Article 4 hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which services were actually performed by Employee.

3.2 Benefits.

a. From the Effective Date until the Spin-Off is complete, during the Employment Period, Employee will be entitled to participate in the group health insurance and other benefits offered by PPDI and available to Company employees, subject to Employee meeting the eligibility requirements for such PPDI plans and benefits. After the Spin-Off, during the Employment Period, Employee will no longer be entitled to participate in the PPDI plans and benefits, but will be entitled to participate in the Company’s plans and benefits as such plans and benefits are maintained from time to time by the Company, subject again to Employee meeting the applicable eligibility criteria therefor. Nothing in this Agreement will be interpreted to alter PPDI’s or the

Company’s right to amend, modify or terminate any such plans and benefits in its discretion from time to time. During the Employment Period, Employee will also be entitled to twenty-two (22) days of paid time off, subject to the provisions of the Company’s Handbook or any other written policy of the Company on paid time off.

b. In addition to the benefits provided in (a), above, during the Employment Period, Employee will be eligible to participate in the Company’s discretionary annual cash incentive plan (the “Cash Incentive Plan”), once adopted and established by the Company’s Board or a committee thereof. Subject to the Company establishing and implementing the Cash Incentive Plan, the Company anticipates that the target bonus for Employee’s position in 2010 will be thirty percent (30%) of Employee’s Base Salary earned in that calendar year. Awards under the Cash Incentive Plan, if any, will be based upon both the Company’s achievement of its corporate and financial goals and Employee’s individual performance, and are entirely at the Company’s discretion. To receive any award under the Cash Incentive Plan, Employee must be actively employed by the Company on the date payments are made under the Cash Incentive Plan.

3.3 Equity Compensation. Subject to the adoption of an equity compensation plan by the Company’s Board (the “Equity Plan”), Employee shall be eligible to participate in such Plan during the Employment Period. Subject to the approval by the Company’s Board or committee thereof, the Company shall grant to Employee incentive options to purchase shares equal to 0.25% of the Company’s outstanding common stock on or before the expiration of the sixty (60) day period following the Spin-Off (the “Initial Option Grant”). The Initial Option Grant shall be subject to the terms and conditions of the Equity Plan and such other stock option award agreements and/or terms and conditions as the Company’s Board shall require. In addition, the Initial Option Grant shall be subject to a three year linear vesting schedule under which one-third of the total number of options granted under the Initial Option Grant shall vest on the first, second and third anniversaries of the Effective Date. The Initial Option Grant shall have an exercise price based on the fair market value of the Company’s common stock on the date of grant as measured in the manner established by the Company’s Board or committee thereof.

3.4 Expenses. During the Employment Period, the Company will reimburse Employee, in accordance with and subject to Employee’s compliance with the Company’s policy, for Employee’s necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee’s duties hereunder. All reimbursement of expenses to Employee hereunder shall be conditioned upon Employee’s presentation of timely and sufficient documentation evidencing such expenses, in accordance with the Company’s policies and procedures on business expense reimbursement.

3.5 Working Facilities. Employee shall work out of the Company’s principal offices in Morrisville, North Carolina. The Company shall furnish Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary to enable Employee to perform the duties required of Employee hereunder in an efficient and professional manner.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Basis for Termination. Notwithstanding any other provision in this Agreement to the contrary, the Employment Period and Employee’s employment hereunder shall terminate effective on the date indicated upon the happening of any of the following events:

a. Upon the death of Employee, effective immediately on the date of death without any notice;

b. Upon Employee’s inability to perform the essential functions of his position for a period of (i) ninety (90) consecutive days, or (ii) ninety (90) nonconsecutive days within a six (6) month period (exclusive of any leave Employee may take under the Family and Medical Leave Act, 29 U.S.C. § 12101 et seq.), due to a physical or mental impairment which is determined to be total and permanent by a physician selected and retained by Company and acceptable to the Employee or the Employee’s legal representative, and subject to Company’s full compliance with its obligations under the Americans with Disabilities Act, 29 U.S.C. § 2601 et seq., including, but not limited to, its obligation to offer reasonable accommodation to Employee, effective as of the first business day after the expiration of the ninety (90) day or six (6) month period specified above, whichever is applicable; or

c. Upon a determination by the President, acting in good faith but made in his or her sole discretion, that Employee: (i) willfully refused to make a reasonable good faith effort to perform Employee’s duties under this Agreement; (ii) failed to cure material deficiencies in Employee’s performance to the reasonable satisfaction of Company within thirty (30) days following Employee’s receipt of written notice from Company which specifically identifies the manner in which the Company alleges Employee’s performance of duties has been materially deficient; (iii) misappropriated or embezzled any tangible or intangible property of the Company; (iv) willfully or intentionally committed a material violation of any Company policy or procedure, including, but not limited to, engaging in any form of discrimination or harassment prohibited by law; (v) willfully or intentionally committed an act or omission with the intent to cause harm to Company, or is determined in good faith by the Company to be materially and demonstrably injurious to Company’s reputation or business; (vi) has been convicted or pled guilty or no contest to any felony; or (vii) failed to cure Employee’s material breach of this Agreement to Company’s reasonable satisfaction within thirty (30) days of Employee’s receipt of written notice from Company which specifically identifies the manner in which the Company alleges Employee breached the Agreement.

Upon a determination by the President, acting in good faith but made in his or her sole discretion, that Employee: (i) failed to substantially perform Employee’s duties and responsibilities for the Company and/or committed a material violation of any Company policy or procedure (including without limitation any policy or procedure described in the Handbook); (ii) willfully, intentionally or negligently engaged in any act or omission that injures, or, in the opinion of the Board, has the capacity to injure, the business or reputation of the Company, including but not limited to injury to any director, employee, client or shareholder of the Company; (iii) demonstrated negligence and/or willful misconduct in Employee’s execution of duties for the Company (including but not limited to insubordination); (iv) engaged in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age, disability, and/or genetic information); (v) misappropriated or embezzled any tangible or intangible property of the Company; (vi) breached the terms of this Agreement and/or any other written agreement between Employee and the Company; and/or (vii) has been indicted on charges of, convicted of or pleaded guilty or no contest to a felony.

4.2 Compensation After Termination During Employment Period. If the Company terminates Employee’s employment during the Employment Period pursuant to Section 4.1 hereof or if either party terminates this Agreement pursuant to Article 2 hereof, then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, except that the Company shall pay Employee’s Base Salary accrued through the date of termination or expiration and shall provide such benefits as are required by applicable law. From and after such termination or expiration date, the Company shall continue to have all other rights available hereunder, including without limitation all rights under the Proprietary Agreement and/or the Non-Competition Agreement (as hereinafter defined) and attached hereto as Annex A and Annex B, respectively.

4.3 Resignation as Officer and Director. Upon termination of Employee’s employment by either party for any reason, Employee will also be deemed to have resigned his or her position(s), if any, as an officer or director of the Company, as a member of any Board committees, as well as any other positions he or she may hold with or for the benefit of the Company and/or its affiliates.

ARTICLE 5

PROPRIETARY INFORMATION

Prior to or coincident with the Effective Date, Employee shall execute and deliver to the Company its standard Proprietary Information and Inventions Agreement (the “Proprietary Agreement”), a copy of which is attached hereto as Annex A.

ARTICLE 6

NON-COMPETITION AND NON-SOLICITATION

Prior to or coincident with the Effective Date, Employee shall execute and deliver to the Company its standard Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”), a copy of which is attached hereto as Annex B.

ARTICLE 7

MISCELLANEOUS

7.1 Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Employee shall report all such amounts as income on Employee’s personal income returns and for all other purposes.

7.2 Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any member, subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company, or (ii) in connection with the sale of all or substantially all of the Company’s assets.

7.3 Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and permitted assigns of the parties hereto.

7.4 Entire Agreement. This Agreement (including the Proprietary Agreement and Non-Competition Agreement attached hereto as Annexes A and B) sets forth the entire understanding of the parties and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

7.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.6 Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.

7.8 Arbitration. Except for disputes, controversies or claims arising out of or related to the Proprietary Agreement and/or the Non-Competition Agreement attached as Annex A and B, respectively, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to its existence, validity, interpretation, performance or non-performance or breach, shall be decided by a single neutral arbitrator agreed upon by the parties hereto in Raleigh, North Carolina in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

7.9 Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the address first set forth above, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or (iii) the date of receipt if sent by overnight courier.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7.11 Descriptive Heading; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	PPD THERAPEUTICS, INC.

By:
Name:
Title:

EMPLOYEE:
Marshall Woodworth

ANNEX A

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration and as a condition of my employment by PPD Therapeutics, Inc., a Delaware corporation with its principal place of business in Wake County, North Carolina, or any affiliate, subsidiary, successor or assigns, as the case may be (collectively referred to herein as the “Company”), I hereby agree as follows:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, business methods and practices, formulas, product ideas, biological material and techniques for their handling and use, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as an employee of or consultant to the Company, including during the term of this Agreement. Proprietary Information shall not include information that is, through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for six (6) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (d) below.

(d) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(e) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(f) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

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3. The Company agrees that it will not request as part of my employment that I divulge or make use of proprietary information of any of my former employers that has commercial value to the former employer who developed such information.

4. I acknowledge that in the event of my breach or threatened breach of the terms of this Agreement, the Company shall not have an adequate remedy at law and shall, in addition to any other available rights and remedies, have the right to obtain injunctive relief, including without limitation specific performance.

5. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company and any current and future affiliates, subsidiaries, successors and assigns. This Agreement supersedes any agreement which may have been previously made or executed by me relating to this matter. This Agreement shall be governed by the laws of the State of North Carolina (exclusive of conflicts of law provisions), which shall be the venue for resolution of any dispute related to this Agreement. This Agreement or any part thereof shall not be modified, amended, or waived except by the written consent of the Company’s Chief Executive Officer or President.

Dated:	, 20

Marshall Woodworth

Accepted and Agreed to:

PPD Therapeutics, Inc.

By:
Name:
Title:

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ANNEX B

NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made this          day of                     , 2010, by and between PPD Therapeutics, Inc., a Delaware corporation with its principal place in North Carolina (the “Company”), and Marshall Woodworth, an individual whose address is 503 Middenhall Way, Cary, North Carolina 27513 (herein referred to as “Employee”).

RECITALS

A. The Company is engaged in the business of developing and commercializing, directly and with third parties, potential drug candidates and drug products in various therapeutic areas (the “Business”).

B. Employee will perform a highly responsible role in the Company’s organization, have specialized knowledge of the Company’s Business, existing and future potential drug candidates and drug products, and trade secrets and proprietary information, and have contact with or knowledge of the Company’s employees and contractors.

C. The Company and Employee agree that because of the knowledge, information and relationships to which Employee will be exposed during the course of Employee’s employment with the Company, it would be harmful to the Company for Employee to compete with the Company or solicit its employees or contractors in the manner prohibited by this Agreement and that the Company has a legitimate business interest in protecting itself from such competition and solicitation.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained and other valuable consideration detailed below, the parties agree as follows:

1. Restrictive Covenants. In order to protect, among other things, the Company’s business interests, its investments in its drug candidates, drug products, trade secrets and proprietary information, its relationships with its employees and contractors, and its goodwill, Employee agrees to the following covenants and restrictions:

1.1 Non-Competition Agreement. During employment with the Company and for a period of six (6) months after termination of employment with the Company (the “Non-Compete Restricted Period”), Employee will not, directly or indirectly, participate or engage in any business or activity that competes with the Business of the Company in the Territory (as defined below) in any capacity whatsoever, whether as an individual on his or her own account or as an employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent or equity owner of any business entity. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from:

(a) being employed by or providing any services to a pharmaceutical, biotechnology, medical device or other business entity so long as Employee does not perform any work or consulting services for any such entity that, directly or indirectly, relates to any drug candidates or drug products that compete with any drug candidates or drug products that are then being, or are proposed to be, developed, produced, manufactured, commercialized, provided or marketed by, under or through the Company, any collaborator or licensee of the Company, or other third party under or pursuant to any agreement or arrangement with the Company, or its or their successors or assigns; or

(b) passively owning two percent (2%) or less of the outstanding equity interests of any privately- or publicly-held entity.

1.2 Non-Solicitation of Employees. During employment with the Company and for a period of one year after termination of employment with the Company (the “Non-Solicit Restricted Period”), Employee also will not, directly or indirectly, in any manner, (a) solicit, hire, or offer to hire any employee or contractor of the Company while that person is employed or engaged by the Company and for three (3) months after the termination of that person’s employment or engagement with the Company, or (b) otherwise encourage or induce any such employee or contractor to discontinue his or her relationship with the Company.

1.3 Nondisparagement. During and at all times after employment with the Company, Employee further agrees not to make disparaging statements, remarks or rumors about the Company, its parent company, officers, directors, shareholders, employees, contractors, and/or other representatives or the Company’s Business to any third parties; provided, however, that nothing in this Agreement is intended to prohibit Employee from responding in a truthful and appropriate manner in any legal process or to give truthful and appropriate testimony in a legal proceeding.

2. Consideration. The Company and Employee acknowledge that Employee has received good and valuable consideration for Employee’s commitment to be bound by the restrictions set forth in this Agreement, which consideration includes, but is not limited to Employee’s initial employment with the Company and all of the compensation and other benefits therewith.

3. Territory. The restrictions contained in Section 1.1 of this Agreement apply to the following geographic regions: (a) worldwide, in all areas of the world in which the Company conducts or engages in the Business; (b) or, if the foregoing territory is deemed too broad, then all areas of the Americas, Europe and Asia in which the Company conducts or engages in the Business; (c) or, if the foregoing territory is deemed

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too broad, then all areas of the Americas and Europe in which the Company conducts or engages in the Business; (d) or, if the foregoing territory is deemed too broad, then all areas in the Americas in which the Company conducts or engages in the Business; (e) or, if the foregoing territory is deemed too broad, then all areas in North America in which the Company conducts or engages in the Business; (f) or, if the foregoing territory is deemed to broad, then all areas in the United States in which the Company conducts or engages in the Business; (g) or, if the foregoing territory is deemed to broad, then all areas in each state of the United States in which the Company conducts or engages in the Business; (h) or, if the foregoing territory is deemed to broad, then each county, parish or other similar locality of each state in the United States in which the Company conducts or engages in the Business (herein, the “Territory”). Employee acknowledges that, because the Company engages in the Business worldwide and because Employee could compete with the Company from anywhere in the world, the Territory must be so broadly defined.

4. Remedies; Extension of Restricted Periods. Employee acknowledges and agrees that the covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of this Agreement and that, in the event Employee breaches or threatens to breach any provision of this Agreement, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event Employee breaches or threatens to breach any of the covenants set forth herein, the Company shall be entitled to immediate, temporary and permanent injunctive or other equitable relief without bond and without the necessity of showing actual money damages, subject to a hearing as soon as possible. Employee further agrees that the Company shall also be entitled to pursue, separately or concurrently, any other remedies available for such breach by Employee, including the recovery of any damages it is able to prove. Employee further agrees that the Non-Compete Restricted Period and the Non-Solicit Restricted Period will each be extended for a period of time equal to any period during which Employee is in breach of Section 1.1 or Section 1.2 hereof, as the case may be, and/or any period of time during which Employee and the Company are engaged in litigation arising from or related to Sections 1.1 or 1.2 hereof, as the case may be.

5. Enforcement. Employee agrees that, if a court of competent jurisdiction determines, contrary to the Agreement of the parties, that any portion of this Agreement is unreasonable, invalid, overbroad or unenforceable, the remainder of the Agreement shall be given full effect without regard to the invalid provisions and the Company may enforce the covenant as to any lesser portion of the activity, Non-Compete Restricted Period, Non-Solicit Restricted Period and/or Territory that is deemed by the court to be reasonable and enforceable under applicable law. In this regard, the covenants shall be divisible as to activity, Non-Compete Restricted Period, Non-Solicit Restricted Period and/or Territory, with each month deemed to be a separate period of time, and each state and country, or part thereof included in the Territory, deemed to be a separate geographic area. Employee further agrees that the Company may, at its option, seek to enforce the covenant as to any lesser activity, Non-Compete Restricted Period, Non-Solicit Restricted Period and/or Territory that the Company deems appropriate.

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6. Effect of Termination. Employee agrees that the terms of this Agreement shall be enforceable against the Employee regardless of who terminates the employment relationship and regardless of the basis of Employee’s termination, whether voluntary or involuntary and with or without cause. Employee further agrees that the existence of a claim by Employee against the Company, whether predicated on Employee’s termination, this Agreement or otherwise, shall not constitute a defense to enforcement of the restrictions contained herein. Notwithstanding the foregoing, in the event the Company terminates Employee’s employment due to a reduction in force or layoff in connection with the discontinuation or cessation of a business line, unit, function or department, the Company shall not enforce Section 1.1 of the Agreement.

7. Notification. Employee authorizes the Company to notify others, including but not limited to any future employer of Employee, about the existence and terms of this Agreement and Employee’s obligations hereunder.

8. Jurisdiction and Venue. The parties agree that the federal or state courts sitting in Wake County, North Carolina, shall be the exclusive jurisdiction to enforce the covenants set forth in this Agreement and to resolve any disputes or controversies arising out of or related to this Agreement. Employee consents to personal jurisdiction and venue in either of said courts, and waives any claims or defenses based on improper venue or jurisdiction.

9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

10. Severability. The provisions of this Agreement as well as each paragraph and subparagraph hereof shall be deemed severable, and if any provisions, paragraphs or subparagraphs hereof are held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions, paragraphs and/or subparagraphs shall continue to be valid and enforceable.

11. Modification. This Agreement cannot be altered, amended, or modified in any respect, except by a writing that specifically refers to this Agreement and the amendment(s) thereto, duly executed by the parties.

12. Waiver. The Company’s waiver of any violation of this Agreement or failure to enforce any provision of this Agreement shall not constitute a waiver of the Company’s rights with respect to other or future violations of this Agreement. Any waiver must be in a writing signed by the Company and specifically refer to a waiver of provision(s) of this Agreement.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

14. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters set forth herein and supercedes all previous negotiations and discussions, agreements and understandings regarding such matters, with

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the exception of Employee’s Proprietary Information and Inventions Agreement and any employment agreement to which Employee and the Company are parties. In the event of any conflict between this Agreement and any other the Company agreements, the terms of the agreement which are most restrictive shall control. It is understood that this Agreement does not constitute an express or implied employment contract for any definite period of time and that, absent a written agreement between the Company and Employee, Employee’s employment with the Company is “at will” meaning that either the Company or Employee can end the employment relationship at any time, with or without cause.

15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement, effective as of the last date set forth below.

PPD THERAPEUTICS, INC.:

By:
Name:
Title:
Date:

EMPLOYEE:

Name: Marshall Woodworth
Date:

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